Exhibit 99.1

NMT Medical Appoints Paul H. Kramer, MD, to Board of Directors

Board Member Cheryl L. Clarkson Will Not Stand for Re-Election;
Company to Host Annual Meeting of Shareholders on July 27

BOSTON--(BUSINESS WIRE)--May 19, 2010--NMT Medical, Inc. (NASDAQ: NMTI) announced today that it has appointed Paul H. Kramer, MD, 59, to its Board of Directors. With his appointment, NMT is increasing the number of seats on its Board to eight.

“We are honored to have such an esteemed cardiologist serve on NMT’s Board,” said James J. Mahoney, Jr., Chairman of NMT’s Board of Directors. “Dr. Kramer is a recognized leader in the diagnosis and treatment of structural heart disease and is intimately familiar with our product family. Through his extensive clinical trial experience and active involvement in the interventional cardiology community, Dr. Kramer brings a unique perspective to our Board regarding the potential role of percutaneous cardiovascular interventions to prevent stroke. We look forward to his contributions to the Board as we await the CLOSURE I trial results.”

NMT also announced that current Board member, Cheryl L. Clarkson, who has served as a director since 2001, has decided not to stand for re-election at NMT’s 2010 Annual Meeting of Shareholders. At that time, NMT will reduce the number of board seats back to seven.

“For the past nine years, Cheryl Clarkson has been a valuable asset and trusted advisor to NMT and the Board,” said Mahoney. “We thank Cheryl for her guidance and excellent judgment during a period of significant progress for NMT. On behalf of the Board and the entire NMT team, we wish her well in her future endeavors.”

NMT will hold its 2010 Annual Meeting of Shareholders on Tuesday, July 27 at 2 p.m. ET. The meeting will be held at NMT’s corporate headquarters at 27 Wormwood Street, Boston, MA 02110.

Paul H. Kramer, MD, currently serves as the Chairperson of the Department of Cardiology and Medical Director of the Cardiac Catheterization Laboratory at the Liberty Regional Heart and Vascular Center, Liberty Hospital, Liberty, Missouri. Dr. Kramer trained in Cardiovascular Medicine at the University of California, San Francisco.

He received a B.A. in Biological Sciences from the University of Chicago and an M.D. from the University of North Carolina. Dr. Kramer has spent most of his career working in Interventional Cardiology as a practitioner, researcher, and educator. He has been involved in the diagnosis and treatment of structural heart disease for more than 20 years, including percutaneous closure of patent foramen ovale and atrial septal defects and has been involved with the NMT family of treatment devices since inception.

About NMT Medical, Inc.

NMT Medical is an advanced medical technology company that designs, develops, manufactures and markets proprietary implant technologies that allow interventional cardiologists to treat structural heart disease through minimally invasive, catheter-based procedures. NMT is currently investigating with its CLOSURE I clinical trial, the potential connection between a common heart defect that allows a right-to-left shunt or flow of blood through a defect like a patent foramen ovale (PFO) and brain attacks such as embolic stroke, transient ischemic attacks (TIAs) and migraine headaches. A common right-to-left shunt can allow venous blood, unfiltered and unmanaged by the lungs, to enter the arterial circulation of the brain, possibly triggering a cerebral event or brain attack. More than 32,000 PFOs have been treated globally with NMT's minimally invasive, catheter-based implant technology.

Stroke is a leading cause of death in the United States and the leading cause of disability in adults. Each year, 750,000 Americans suffer a new or recurrent stroke and an additional 500,000 Americans experience a TIA.

For more information about NMT Medical, please visit www.nmtmedical.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties or other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed under the heading “Risk Factors” included in the Management's Discussion and Analysis of Financial Condition and Results of Operations in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, Quarterly Report on Form 10-Q for the period ended March 31, 2010, and subsequent filings with the U.S. Securities and Exchange Commission.

CONTACT:
NMT Medical, Inc.
Richard Davis, 617-737-0930
Chief Operating Officer
red@nmtmedical.com